UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2012 (July 10, 2012)

CYS Investments, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	001-33740	20-4072657
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

(Address of principal executive offices) (Zip code)

(Registrant’s telephone number, including area code): (617) 639-0440

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

In connection with CYS Investments, Inc.’s (the “Company”) plans to make a public offering of its common stock, the Company today announced preliminary estimates of select financial data for the second quarter ending and as of June 30, 2012.

The Company estimates that, when finally determined, for the quarter ended June 30, 2012 GAAP net income will be in the range of $0.85 to $0.90 per share.

The Company estimates that, when finally determined, net asset value as of June 30, 2012 will be in the range of $13.50 to $13.54 per share. The Company estimates that as of June 30, 2012, the fair value of its portfolio was approximately $14.2 billion, and that its leverage ratio (calculated by dividing (i) its repurchase agreements balance plus its payable for securities purchased minus our receivable for securities sold by (ii) net assets) at June 30, 2012 was in the range of 7.5 – 7.7 to 1.0.

On June 8, 2012, the Company’s board of directors authorized the distribution of a dividend to its stockholders of $0.50 per share for the second quarter of 2012 that will be paid on July 18, 2012 to its stockholders of record as of June 25, 2012. Purchasers in the planned public offering of common stock will not be eligible to receive that distribution.

On July 1, 2012, the Company issued an aggregate of 8,934 shares of restricted common stock to our non-employee directors.

For the period from April 1, 2012 to July 6, 2012, the Company issued (i) an aggregate of 2,915,204 shares of common stock under its equity placement program for net proceeds of approximately $39.9 million and (ii) an aggregate of 1,533,607 shares of common stock under its dividend reinvestment and direct stock purchase plan for net proceeds of approximately $21.2 million. As of July 6, 2012 the Company had 120,603,668 shares of common stock outstanding.

In addition, the Company currently expects its interest rate spread net of hedge on new investments for the third quarter of 2012 to be between 1.50% and 1.70%.

This Form 8-K contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995, including with regard to the Company’s anticipated interest rate spread net of hedge on reinvestments and quarterly dividend for the third quarter of 2012. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. No assurance can be given that the anticipated interest rate spread net of hedge on reinvestments and quarterly dividend for the third quarter of 2012 will be as indicated. The Company’s interest rate spread net of hedge on reinvestments and quarterly dividend for the third quarter of 2012 are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to it, including, without limitation, market conditions and those described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYS INVESTMENTS, INC.

Date: July 10, 2012	By:	/s/ Frances R. Spark
Frances R. Spark
Chief Financial Officer